Exhibit 10.3

MASTER TRANSACTION AGREEMENT

MASTER TRANSACTION AGREEMENT (this “Agreement”) dated as of May 21, 2009, between THE UNITED STATES DEPARTMENT OF THE TREASURY (“UST”), GMAC LLC (“GMAC”), U.S. DEALER AUTOMOTIVE RECEIVABLES TRANSITION LLC (the “LLC”) and CHRYSLER LLC (“Chrysler”).

Background

WHEREAS, Chrysler LLC (“Chrysler”) and certain of its Subsidiaries have filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in U.S. Bankruptcy Court for the Southern District of New York (the “Chrysler Bankruptcy Filing”, and such bankruptcy cases, the “Cases”, and such court, the “Bankruptcy Court”) and are seeking to complete a sale of substantially all of their assets under Section 363 of the Bankruptcy Code (the “Chrysler Bankruptcy”).

WHEREAS, in connection with the Chrysler Bankruptcy Filing, Chrysler and GMAC have entered into a binding Master Automotive Financing Agreement (the “MAFA”) pursuant to which GMAC will make available wholesale inventory and retail financing accommodations to Chrysler dealers and customers on a semi-exclusive basis on the terms and subject to the conditions set forth therein.

WHEREAS, the UST has pledged to support GMAC in promoting the availability of credit for dealers and retail customers by making liquidity and capital available and by providing the capitalization that GMAC requires to support the Chrysler business in connection with which UST will provide certain financing accommodations to Chrysler and pursuant to which Chrysler will transfer certain funds to LLC which will be used solely to reimburse GMAC and its Subsidiaries for certain losses that may be incurred in connection with the foregoing and as otherwise provided for herein.

THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

Terms and Conditions

1.	DEFINITIONS AND INTERPRETATIONS

1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Aggregate Funding Amount” means, as of any date of determination, (i) the sum of the Initial Transfer, the Second Transfer (if such transfer shall have occurred pursuant to Section 2.1) and any Additional Transfers, less (ii) the Reduction Amount (if the Reduction shall have occurred pursuant to Section 6.1(d)).

“Available Amount” means, as of any date of determination, the applicable Maximum Amount less the Aggregate Funding Amount on the date of such determination.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under United States federal law or the law of the State of New York.

“Chrysler Dealer” means any dealer selling vehicles manufactured by Chrysler or any of its Subsidiaries, or by Reorganized Chrysler that was, as of the date of the Chrysler Bankruptcy Filing, financed by Chrysler Financial Services Americas LLC or any of its Subsidiaries.

“Chrysler Material Adverse Effect” means a material adverse effect on (i) the business, results of operation or financial condition of Chrysler and its consolidated Subsidiaries taken as a whole; provided, however, that Chrysler Material Adverse Effect shall not be deemed to include the effects of (A) changes after the Closing Date in general business, economic or market conditions (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries in which Chrysler and its Subsidiaries operate, (B) changes or proposed changes after the Closing Date in generally accepted accounting principles in the United States (“GAAP”) or regulatory accounting requirements, or authoritative interpretations thereof, or (C) changes or proposed changes after the Closing Date in securities, banking and other laws of general applicability or related policies or interpretations of Governmental Entities (in the case of each of these clauses (A), (B) and (C), other than changes or occurrences to the extent that such changes or occurrences have or would reasonably be expected to have a materially disproportionate adverse effect on Chrysler and its consolidated Subsidiaries taken as a whole relative to comparable U.S. automotive manufacturers); or (ii) the ability of Chrysler to consummate the transactions contemplated by this Agreement and perform its obligations hereunder on a timely basis.

“Dealer Review Period” means the period running from the Closing Date to the date that is six months after the Closing Date.

“Deficiency Amount Notice” means a certificate by an authorized officer of LLC stating (i) that the cash balance then in the Loss Sharing Payment Account is not greater than $75 million and (ii) the amount required to bring the cash balance in the Loss Sharing Payment Account to $100 million (the “Deficiency Amount”), and in each case certifying that the amounts set forth in such certificate are true and correct.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity, ownership or profits of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“GM Dealer” means any dealer selling vehicles manufactured by General Motors Corporation or its Subsidiaries (or any successor thereto) that was, as of the date of the Chrysler Bankruptcy Filing, financed by Chrysler Financial Services Americas LLC or any of its Subsidiaries.

“GMAC Knowledge” means the actual knowledge of the Chief Executive Officer of GMAC.

“GMAC Material Adverse Effect” means a material adverse effect on (i) the business, results of operation or financial condition of GMAC and its consolidated Subsidiaries taken as a whole; provided, however, that GMAC Material Adverse Effect shall not be deemed to include the effects of (A) changes after the Closing Date in general business, economic or market conditions (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries in which GMAC and its Subsidiaries operate, (B) changes or proposed changes after the Closing Date in generally accepted accounting principles in the United States (“GAAP”) or regulatory accounting requirements, or authoritative interpretations thereof, or (C) changes or proposed changes after the Closing Date in securities, banking and other laws of general applicability or related policies or interpretations of Governmental Entities (in the case of each of these clauses (A), (B) and (C), other than changes or occurrences to the extent that such changes or occurrences have or would reasonably be expected to have a materially disproportionate adverse effect on GMAC and its consolidated Subsidiaries taken as a whole relative to comparable U.S. banking or financial services organizations); or (ii) the ability of GMAC to consummate the transactions contemplated by this Agreement and perform its obligations hereunder on a timely basis.

“Governmental Entities” means all foreign, federal, state, provincial, local or other governmental or administrative authority or regulatory body of competent jurisdiction, or any court, tribunal, judicial or arbitral body.

“LLC Agreement” means the Limited Liability Company Operating Agreement, dated as of the date hereof and attached as Exhibit A, of LLC, as it may be amended, modified, supplemented or superseded from time to time.

“Losses” means any and all losses, liabilities, costs, interest, settlement payments, awards, judgments, costs, fees, fines, penalties, damages, expenses, deficiencies or other charges or expenses.

“Maximum Amount” means $600,000,000; provided that on and after the date of a Successful Restructuring Transaction, the Maximum Amount shall mean the lesser of (i) $450,000,000 or (ii) 90% of the aggregate principal amount of all Qualifying Dealer Loans then outstanding.

“Non-Underwritten Dealers” means Chrysler Dealers, GM Dealers and Other OEM Dealers that GMAC or any GMAC Subsidiary agreed as of the Closing Date to evaluate for inclusion in a financing relationship underwritten by GMAC or any GMAC Subsidiary, and that GMAC or the applicable GMAC Subsidiary declines to offer dealer financing prior to the conclusion of the Dealer Review Period.

“Other OEM Dealer” means any dealer selling vehicles manufactured by any manufacturer other than Chrysler or General Motors Corporation or any of their respective Subsidiaries that was, as of the date of the Chrysler Bankruptcy Filing, financed by Chrysler Financial Services Americas LLC or any of its Subsidiaries.

“Other OEM Dealer Loan” means a loan funded during the period commencing on the Closing Date and ending on the Trigger Date by GMAC or any GMAC Subsidiary to an Other OEM Dealer to finance such dealer’s acquisition of a new vehicle manufactured by any manufacturer other than Chrysler, General Motors Corporation or any of their respective Subsidiaries or any used vehicle of any manufacturer.

“Outstanding Loan Amount” means, as of any date, the aggregate principal amount of all Qualifying Dealer Loans, all Disqualified Dealer Loans and all Other OEM Dealer Loans then outstanding.

“Permitted Investments” means (a) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America, in either case maturing within one year from the date of purchase; (b) certificates of deposit which mature within 30 days, issued by any U.S. bank, bank and trust company, or national banking association with capital in excess of $500 million and which has short-term and long-term debt ratings assigned by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and Moody’s Investors Service, Inc. or, if such organizations no longer exist, any similar rating agency, in one of the two highest rating categories; and (c) money market funds that are (i) invested solely in direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America and (ii) which have short-term debt ratings assigned by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and Moody’s Investors Service, Inc. or, if such organizations no longer exist, any similar rating agency, of the highest rating category.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof, or any other entity whatsoever.

“Qualifying Dealer Loan” means a loan funded during the period commencing on the Closing Date and ending on the Trigger Date by GMAC or any GMAC Subsidiary to a Chrysler Dealer or a GM Dealer to finance such dealer’s acquisition of a vehicle manufactured by Chrysler or Reorganized Chrysler or any of their respective Subsidiaries or General Motors Corporation or any of its Subsidiaries, respectively, or any used vehicle of any manufacturer; provided, that all loans funded and outstanding to an Underwritten Dealer or a Non-Underwritten

Dealer for which there is a valid and enforceable repurchase agreement with Reorganized Chrysler or General Motors Corporation or any of its Subsidiaries (or any successor thereto), as applicable, with respect to the underlying vehicles shall be deemed not to be Qualifying Dealer Loans after the occurrence of a Successful Restructuring Transaction (“Disqualified Dealer Loans”); provided further, however, that any Losses incurred by GMAC or any GMAC Subsidiary as a result of fraud committed by (i) the Chrysler Dealers or GM Dealers in respect of Disqualified Dealer Loans or (ii) the Other OEM Dealers in respect of Other OEM Dealer Loans shall, in each case, be deemed to be Qualifying Losses and such loans shall be deemed to be Qualifying Dealer Loans but only to the extent of such fraud-related Losses and fifty percent (50%) of the costs related to the exercise of remedies with respect thereto.

“Qualifying Losses” means any Losses incurred in connection with a Qualifying Dealer Loan funded by GMAC or any GMAC Subsidiaries to an Underwritten Dealer or a Non-Underwritten Dealer, including, without limitation, (i) any Losses relating to fraud, (ii) fifty percent (50%) of any Losses related to the exercise of remedies with respect to any Qualifying Dealer Loan, and (iii) Losses representing the difference between (x) the amount of a Qualifying Dealer Loan funded to an Underwritten Dealer or a Non-Underwritten Dealer, as the case may be, and (y) the gross amount recovered by GMAC or any GMAC Subsidiary in respect of such Qualifying Dealer Loan after GMAC or the applicable GMAC Subsidiary has exhausted reasonable remedies (other than any reimbursement pursuant hereto) for portions of such Losses, including, without limitation, but subject to GMAC’s business practices for loans that are not subject to reimbursement by LLC, the sale of the vehicle and recovery of any deficiency claim in related bankruptcy proceedings as well as recourse to any repurchase agreement with Chrysler or Reorganized Chrysler, as the case may be.

“Reorganized Chrysler” means any person to whom Chrysler transfers (by merger, consolidation, reorganization or otherwise) all or a significant portion of its and its Subsidiaries’ assets in connection with the Chrysler Bankruptcy.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity (x) of which such Person or a subsidiary of such Person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof. For the avoidance of doubt, LLC is a Subsidiary of GMAC.

“Successful Restructuring Transaction” means the sale of all or substantially all of the assets of Chrysler and its Subsidiaries to New Carco Acquisition LLC (“New Chrysler”) pursuant to that certain Master Transaction Agreement, dated as of April 30, 2009, by and among Fiat S.p.A., New Chrysler, Chrysler and certain of Chrysler’s subsidiaries , or any other sale of all or substantially all of the assets of Chrysler and its Subsidiaries in a substantially similar transaction pursuant to which this Agreement is assumed by the purchaser in such transaction.

“Trigger Date” means the later to occur of (x) the consummation of a Successful Restructuring Transaction and (y) the completion of the Dealer Review Period.

“Underwritten Dealers” means Chrysler Dealers, GM Dealers and Other OEM Dealers to which GMAC or any GMAC Subsidiary has agreed to offer wholesale inventory financing on an underwritten basis during or at the conclusion of the Dealer Review Period.

1.2. Interpretations. When a reference is made in this Agreement to “Recitals,” “Articles,” “Sections,” “Annexes” or “Schedules” such reference shall be to a Recital, Article or Section of, or Annex or Schedule to, this Agreement, unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References to “herein”, “hereof”, “hereunder” and the like refer to this Agreement as a whole and not to any particular section or provision, unless the context requires otherwise. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. References in this Agreement to loans funded by or Losses of GMAC shall include loans funded by or Losses of GMAC Subsidiaries, as applicable.

2.	FUNDING; CLOSING

2.1. Initial Transfer. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the Closing Date, Chrysler shall transfer to LLC $50,000,000 in immediately available funds without condition or deduction for any defense, recoupment, set off or counterclaim (the “Initial Transfer”) and hereby commits to transfer to LLC, subject only to the satisfaction by UST of its obligations set forth in section 6.5 hereof and the approval of the Bankruptcy Court presiding over the Cases, an additional $550,000,000 in immediately available funds without condition or deduction for any defense, recoupment, set off or counterclaim on or prior to May 22, 2009 (the “Second Transfer”).

2.2. Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Initial Transfer (the “Closing”) will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at 5:00 p.m. New York City Time on May 21, 2009, or at such other place, time and date as shall be agreed between GMAC, Chrysler and UST. The time and date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

3.	REPRESENTATIONS OF LLC

Except as set forth on Schedule A attached hereto, LLC represents and warrants as of the Closing Date as follows:

3.1. Organization and Good Standing. LLC has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with the necessary power and authority to own its properties and conduct its business in all material respects as currently conducted. LLC Agreement and all amendments thereto, copies of which have been provided to Chrysler and UST, are true, complete and correct copies of such documents as in full force and effect as of the date of this representation. LLC does not have any employees.

3.2. Capitalization. All of the issued and outstanding membership interests of LLC (including securities convertible into, or exercisable or exchangeable for, equity securities of LLC) (the “Common Membership Interests”) are owned by GMAC. The Common Membership Interests have been duly authorized and are validly issued and outstanding and were not issued in violation of any preemptive rights. As of the date hereof, LLC does not have outstanding any securities or other obligations providing the holder the right to acquire any membership interests other than the Common Membership Interests and GMAC has not made any other commitment to authorize, issue or sell any membership interests other than pursuant hereto.

3.3. Authorization, Enforceability.

(a) LLC has the requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by LLC of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of LLC and its members, and no further approval or authorization is required on the part of LLC. Assuming due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement is a valid and binding obligation of LLC enforceable against LLC in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity (the “Bankruptcy Exceptions”). Assuming due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement will constitute a valid and binding agreement of LLC enforceable against LLC in accordance with its terms, subject to the Bankruptcy Exceptions.

(b) The execution, delivery and performance by LLC of this Agreement and the consummation of the transactions contemplated hereby and compliance by LLC with the provisions hereof, will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of LLC under any of the terms, conditions or provisions of its organizational documents, or (B) violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to LLC or any of its respective properties or assets except for those occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on LLC.

4.	REPRESENTATIONS OF GMAC

Except as set forth on Schedule A attached hereto, GMAC represents and warrants as of the Closing Date as follows:

4.1. Organization and Good Standing. GMAC has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with the necessary power and authority to own its properties and conduct its business in all material respects as currently conducted. GMAC’s Fourth Amended and Restated Limited Liability Company Operating Agreement and all amendments thereto (the “GMAC LLC Agreement”), copies of which have been provided to UST, are true, complete and correct copies of such documents as in full force and effect as of the date of this representation.

4.2. Authorization, Enforceability.

(a) GMAC has the requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by GMAC of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of GMAC and its members, and no further approval or authorization is required on the part of GMAC. This Agreement is a valid and binding obligation of GMAC enforceable against GMAC in accordance with its terms, except as the same may be limited by the Bankruptcy Exceptions. Assuming due authorization, execution and delivery of such documents by the other parties hereto, this Agreement will constitute a valid and binding agreement of GMAC enforceable against GMAC in accordance with its terms, subject to the Bankruptcy Exceptions.

(b) The execution, delivery and performance by GMAC of this Agreement and the consummation of the transactions contemplated hereby and compliance by GMAC with the provisions hereof, will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of GMAC under any of the terms, conditions or provisions of its organizational documents, or (B) violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to LLC or any of its respective properties or assets, in each case except for those occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a GMAC Material Adverse Effect.

5.	REPRESENTATIONS OF CHRYSLER

Except as set forth on Schedule B attached hereto, Chrysler represents and warrants as of the Closing Date as follows:

5.1. Organization and Good Standing. Chrysler has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with the necessary power and authority to own its properties and conduct its business in all material respects as currently conducted. Chrysler’s Limited Liability Company Operating Agreement and all amendments thereto (the “Chrysler LLC Agreement”), copies of which have been provided to GMAC and UST, are true, complete and correct copies of such documents as in full force and effect as of the date of this representation.

5.2. Authorization, Enforceability.

(a) Subject to the approval of the Bankruptcy Court presiding over the Cases, (A) Chrysler has the requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder, (B) the execution, delivery and performance by Chrysler of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Chrysler and its members, and no further approval or authorization is required on the part of Chrysler, including any authorizations required under, or with respect to, the Cases and (C) assuming due authorization, execution and delivery of such documents by the other parties hereto, this Agreement will constitute a valid and binding agreement of Chrysler enforceable against Chrysler in accordance with its terms.

(b) Subject to the approval of the Bankruptcy Court presiding over the Cases, the execution, delivery and performance by Chrysler of this Agreement and the consummation of the transactions contemplated hereby and compliance by Chrysler with the provisions hereof, will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Chrysler under any of the terms, conditions or provisions of its organizational documents, or (B) violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to Chrysler or any of its respective properties or assets, in each case except for those occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Chrysler Material Adverse Effect on Chrysler.

6.	OTHER AGREEMENTS

From the Closing Date until the earlier of the Termination Date and the first date, following the making of the Second Transfer, upon which no amounts remain in the Loss Sharing Payment Account, except as set forth on Schedule A attached hereto:

6.1. Loss Sharing Payment Account.

(a) LLC shall deposit into, and hold all of the proceeds of the Initial Transfer, the Second Transfer and any Additional Transfers in an account of LLC with a bank reasonably acceptable to Chrysler, it being understood that an account at JPMorgan Chase Bank, N.A. is acceptable to each party hereto (such account, the “Loss Sharing Payment Account”), subject to the terms and conditions set forth in this Agreement. LLC may invest and reinvest funds held in the Loss Sharing Payment Account in any Permitted Investment. All funds deposited in the Loss Sharing Payment Account shall be held in such account until disbursed in accordance with this Agreement. All earnings, interest and income on any Permitted Investment shall be added to the Loss Sharing Payment Account. Any loss or expense incurred in connection with or as a result of a Permitted Investment will be borne by the Loss Sharing Payment Account. All income on the funds in the Loss Sharing Account shall be for the benefit of Chrysler, and Chrysler shall report such income for tax purposes and pay, or cause to be paid, any resulting taxes. Except as expressly provided herein, none of GMAC, Chrysler or UST shall have any right, title or interest in or possession of any of the amounts held in the Loss Sharing Payment Account prior to the disbursement of such funds in accordance with the terms of this Agreement.

(b) Funds in the Loss Sharing Payment Account shall, subject to the terms and conditions of this Agreement, be used to reimburse GMAC or any GMAC Subsidiary for Qualifying Losses. As promptly as practicable, and in any event within two Business Days, following receipt of a Qualifying Loss Report from GMAC or any GMAC Subsidiary, LLC shall reimburse GMAC or the applicable GMAC Subsidiary for any Qualifying Losses from funds held in the Loss Sharing Payment Account (any such payment, a “Loss Sharing Payment”) in the amount of 90% of such Qualifying Losses, subject to approval by the Board of Governors of the Federal Reserve System (the “Fed Approval”); provided that in the event that the Fed Approval shall not be obtained as of the Closing Date, LLC shall reimburse GMAC or any GMAC Subsidiary for 100% of GMAC’s or the applicable GMAC Subsidiary’s Qualifying Losses up to an aggregate amount of $100 million and 90% of such Qualifying Losses thereafter. Under no circumstances will GMAC or any of its Subsidiaries have any obligation to repay or reimburse LLC, Chrysler or the UST for any Loss Sharing Payments.

(c) In addition to making Loss Sharing Payments, LLC may make withdrawals from the Loss Sharing Payment Account to make payments to GMAC or any GMAC Subsidiary to the extent of any tax obligations, including tax distribution obligations, of LLC, GMAC or any GMAC Subsidiary in respect of income earned on amounts in the Loss Sharing Payment Account or otherwise earned by LLC (an “Income Tax Obligation”). In addition to any GMAC Income Tax Obligations, LLC shall from time to time make withdrawals from the Loss Sharing Payment Account and make payments to Chrysler to the extent of any tax obligations, including tax distribution obligations, of Chrysler in respect of income earned on amounts in the Loss Sharing Payment Account, provided that in no event shall the amount of any such withdrawals exceed the income earned on amounts in the Loss Sharing Payment Account and provided further that Chrysler documents to the reasonable satisfaction of the LLC the amount of such tax obligations.

(d) Within one Business Day following the date of the consummation of a Successful Restructuring Transaction, LLC shall disburse to Chrysler (the “Reduction”), from amounts deposited in the Loss Sharing Payment Account, an amount of cash equal to the excess of the amount then deposited in the Loss Sharing Payment Account over $100,000,000 (the amount of such disbursement, the “Reduction Amount” and the date of such disbursement, the “Reduction Date”).

(e) On and after the Reduction Date, Chrysler hereby commits to make Additional Transfers (as defined below) to LLC from time to time in immediately available funds without condition or deduction for any defense, recoupment, set off or counterclaim, provided that as a result of any such Additional Transfer, the Aggregate Funding Amount shall not exceed the Maximum Amount (the “Commitment”). For the avoidance of doubt, Chrysler’s obligations with respect to the Commitment and making Additional Transfers shall be subject only to the receipt of Deficiency Amount Notices from LLC in accordance with Section 6.1(f).

(f) Within three Business Days following the receipt of a Deficiency Amount Notice from LLC, Chrysler shall transfer to LLC in immediately available funds, without condition or deduction for any defense, recoupment, set off or counterclaim, an amount equal to the Deficiency Amount set forth in the Deficiency Amount Notice (each such transfer an “Additional Transfer”); provided that in no event shall Chrysler be obligated to transfer any amounts in excess of the Available Amount at the time of such funding. Upon receipt of any Additional Transfer, LLC shall deliver to Chrysler a written acknowledgment of such receipt.

(g) On the Termination Date, LLC shall disburse to Chrysler all funds held in the Loss Sharing Payment Account on such date, as reduced by the amount of any Income Tax Obligations. To the extent that the Loss Sharing Payment Account contains securities or other property, LLC shall sell such securities or other property for cash and include such cash proceeds in its disbursement to Chrysler. For the avoidance of doubt, LLC shall not be liquidated, dissolved, or wound up prior to the Termination Date. In no event will GMAC or LLC have any obligation to make any payments to Chrysler or UST in excess of the amount held in the Loss Sharing Payment Account at any given time.

(h) GMAC shall deliver to each of LLC, Chrysler and UST (at the addresses set forth in Section 8.5) on a monthly basis a certificate of an authorized officer of GMAC attaching and certifying as true and correct (a) a report setting forth any Qualifying Losses for such month, together with supporting documentation relating to such Qualifying Losses and loss reimbursement calculations relating thereto (a “Qualifying Loss Report”), (b) a report of the aggregate principal amount of Qualifying Dealer Loans then outstanding to Underwritten Dealers and Non-Underwritten Dealers and (c) the balance of the Loss Sharing Payment Account.

6.2. Restricted Payments. LLC shall not, without the prior written consent of Chrysler, declare or pay any distribution (preferred or otherwise) or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of LLC’s Equity Interests or directly or indirectly redeem, purchase, retire or otherwise acquire for value any of LLC’s Equity Interests, or set aside any amount for any such purpose; provided that LLC shall be permitted to make all Loss Sharing Payments and payments of Income Tax Obligations pursuant to this Agreement. For the avoidance of doubt, LLC shall not use the Loss Sharing Payment Account to pay the fees and expenses of GMAC or LLC in connection with the initial negotiation of and any subsequent negotiation, modification or amendment of this Agreement or any related Agreement.

6.3. Transfer or Issuance of Equity Interests. GMAC shall not, and shall not permit LLC to, in each case without the prior written consent of UST, sell, transfer or issue Equity Interests of LLC, other than any transfer to a GMAC Subsidiary. GMAC or a GMAC Subsidiary shall at all times remain the sole holder of any issued and outstanding common membership interests of LLC.

6.4. LLC Agreement. Concurrently with the Closing, GMAC shall enter into the LLC Agreement as the sole member of LLC.

6.5. UST hereby covenants to make available to Chrysler pursuant to the Second Lien Secured Priming Superiority Debtor-in-Possession Credit Agreement, dated as of May 5, 2009, by and among Chrysler and the several lenders from time to time parties thereto (the “DIP Credit Agreement”), funds sufficient for Chrysler to make the Second Transfer to LLC on or prior to May 22, 2009, subject only to (i) Chrysler’s delivery to UST of a “Borrowing Notice” and a “Use of Proceeds Statement” (each as defined in the DIP Credit Agreement, and together the “DIP Deliverables”) and (ii) the approval of a “Final Order” (as defined in the DIP Credit Agreement) approving an increase in the “Commitment” (as defined in the DIP Credit Agreement) by at least $600 million (the “Final Order Approval”). Chrysler hereby covenants and agrees to (i) make the Initial Transfer to LLC on the Closing Date and, subject to approval by the Bankruptcy Court presiding over the Cases, to make the Second Transfer to LLC on or prior to May 22, 2009 and (ii) to deliver the DIP Deliverables (conditioned only on the Final Order Approval) to UST on the Closing Date.

6.6. Chrysler and UST hereby covenant to use their respective reasonable best efforts to cause the Bankruptcy Court presiding over the Cases to enter in the Cases on or prior to May 22, 2009, an order in form and substance satisfactory to GMAC in its sole discretion, that, inter alia, approves Chrysler’s entry into this Agreement, the transactions described herein and the arrangements related to the financial accommodations described in Section 2.1 hereof. Without limiting the foregoing, in the event that the Second Transfer shall not have occurred on or prior to May 22, 2009, the parties hereto shall work together in good faith and use their reasonable best efforts to develop and implement an alternative structure to provide GMAC with substantially equivalent economic benefits as the arrangements set forth herein, it being understood that in the event such an alternative structure is not developed and implemented, GMAC may be unable to continue to provide financing under the MAFA on an ongoing basis.

6.7. Books and Records. LLC shall keep, or cause to be kept accurate books and records of account of LLC reflecting all transaction with respect to the Loss Sharing Payment Account. Such books and records of LLC shall at all times be maintained or made available at the principal office of GMAC.

7.	CONDITIONS TO THE OBLIGATIONS OF CHRYSLER

7.1. Closing Conditions. The obligations of Chrysler to make the Initial Transfer shall be subject to the fulfillment (or waiver by Chrysler) at or prior to the Closing of each of the following conditions:

(a) (i) the representations and warranties of GMAC and LLC set forth in Sections 3 and 4 of this Agreement shall be true and correct in all material respects as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct in all material respects as of such other date) and (ii) GMAC and LLC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and

(b) Chrysler and UST shall have received a certificate signed on behalf of each of GMAC and LLC by a senior executive officer of each entity certifying to the effect that the conditions set forth in Section 7.1(a) have been satisfied.

8.	TERMINATION

This Agreement shall terminate upon the fourth anniversary of the date hereof (the “Termination Date”) or at any time by the written agreement of UST, Chrysler, LLC and GMAC, provided that in any event Section 6.7 of this Agreement shall survive such termination. Other than as set forth in this Section 7, no party shall have the right to terminate this Agreement unilaterally as to itself or any other party.

9.	MISCELLANEOUS

9.1. No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than LLC, GMAC, Chrysler and any United States Governmental Entity any benefit, right or remedies.

9.2. Non-Transferable; Successors. The Commitment is solely for the benefit of LLC and GMAC and shall not inure to the benefit of any other Person (except on a Company Conversion (as defined in the GMAC LLC Agreement), to the successor corporation resulting from such Company Conversion). Neither the Commitment nor any other right or obligation hereunder may be assigned, pledged or otherwise transferred, in whole or in part, to any Person without the prior written consent of the other parties hereto, provided that, for the avoidance of doubt, GMAC may collect Loss Sharing Payments on behalf of, or direct that Loss Sharing Payments

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be made to, GMAC Subsidiaries. GMAC, LLC, Chrysler and UST, for themselves and on behalf of their permitted successors, covenant and agree not to transfer or purport to transfer this Agreement, any of their respective rights or obligations hereunder, in contravention of the terms hereof, and any such attempted transfer shall be null and void ab initio; provided that any such transfer or purported transfer by Chrysler that is approved by the Bankruptcy Court in connection with the Cases shall not be subject to the foregoing.

9.3. Amendments; Waivers. This Agreement may be waived or amended solely by a writing executed by each of the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.4. Governing Law; Jurisdiction; Venue. This Agreement will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the parties hereto (a) agrees that all judicial proceedings brought against any party hereto arising out of or relating to this Agreement or the transactions contemplated hereby may be brought in the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof, (b) submits for itself and its property in any such legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of such the courts of the State of New York, the courts of the United States of America for the Southern District of New York (the “District Court”), and appellate courts from any thereof, (c) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same (provided that, for the avoidance of doubt, each party hereto may move for withdrawal from the Bankruptcy Court to the District Court) and (d) agrees that notice may be served upon (i) LLC, Chrysler and GMAC at their respective addresses and in the manner set forth for notices in Section 8.5 and (ii) UST in accordance with federal law. To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any civil legal action or proceeding relating to this Agreement or the transactions contemplated hereby.

9.5. Notices. Any notices delivered pursuant to or in connection with this Agreement shall be delivered to the applicable parties at the addresses set forth below:

If to GMAC:

GMAC LLC
200 Renaissance Center Detroit, MI 48265
Attention:	GMAC General Counsel
Facsimile:	(313) 656-6124

with a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	David E. Shapiro
Benjamin M. Roth
Facsimile:	(212) 403-2000

If to LLC:

U.S. Dealer Automotive Receivables Transition LLC c/o GMAC LLC 200 Renaissance Center Detroit, MI 48265
Attention:	GMAC General Counsel
Facsimile:	(313) 656-6124

with a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	David E. Shapiro
Benjamin M. Roth
Facsimile:	(212) 403-2000

If to UST:

The United States Department of the Treasury
1500 Pennsylvania Avenue, NW Washington DC 20220
Attention:	Chief Counsel, Office of Financial Stability
Facsimile:	(202) 927-9225

If to Chrysler:

Chrysler LLC 1000 Chrysler Drive CIMS 485-14-96 Auburn Hills, Michigan 48326 United States of America
Attention:	General Counsel
Facsimile:	(248) 512-1772

with a copy to:

Jones Day 2727 North Harwood Street Dallas, Texas 75201
Attention:	John E. Mazey
Facsimile:	(214) 969-5100

All notices and other communications provided for herein shall be in writing, including by e-mail and other electronic means, and shall be delivered by hand, overnight courier service, certified or registered mail, e-mail or other electronic means. All notices hereunder shall be effective upon receipt.

9.6. Disclaimer of Guarantee. This Agreement and the Commitment are not intended to and shall not be deemed to constitute a guarantee by UST or any other agency or instrumentality of the United States of the payment or performance of any debt security or any other obligation, indebtedness or liability of LLC of any kind or character whatsoever.

9.7. Business Day. To the extent that any deadline or date of performance of any right or obligation set forth herein shall fall on a day other than a Business Day, then such deadline or date of performance shall automatically be extended to the next succeeding Business Day.

9.8. Entire Agreement. This Agreement, together with LLC Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels all prior agreements, including, but not limited to, all proposals, term sheets, statements, letters of intent or representations, written or oral, with respect thereto.

9.9. Remedies. The parties hereto acknowledge that there would be no adequate remedy at law if the any party fails to perform any of its obligations under this Agreement and the other parties hereto may be irreparably harmed by any such failure, and accordingly agree that, in addition to any other remedy to which any party may be entitled at law or in equity, to the fullest extent permitted and enforceable under applicable law, each party hereto shall be entitled to compel specific performance of the obligations of the other applicable parties in accordance with the terms and conditions hereof.

9.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. This Agreement may be executed by facsimile signature.

[Signature Page Follows]

In witness whereof, this Agreement has been duly executed and delivered by the duly authorized representatives of the parties hereto as of the date first set forth above.

THE UNITED STATES DEPARTMENT OF THE TREASURY

By:
Name:
Title:

GMAC LLC

By:
Name:
Title:

U.S. DEALER AUTOMOTIVE RECEIVABLES TRANSITION LLC

By:
Name:
Title:

CHRYSLER LLC

By:
Name:
Title:

The undersigned acknowledges and agrees that contingent upon and concurrently with the consummation of a Successful Restructuring Transaction (as defined herein) in which the undersigned is the purchaser of substantially all of the assets of Chrysler and its subsidiaries, the undersigned shall agree to assume Chrysler’s obligations under this Agreement as in effect on the date hereof.

May     , 2009

NEW CARCO ACQUISITION LLC
By: Fiat Group Automobiles, S.p.A., as Sole Member

By:
Name:
Title: